Exhibit 8.1
Subsidiaries at December 31, 2023:

Name	Country	Nature of business	Shares held by the Group	Shares held by NCI
Directly held interests
Ferrari S.p.A.	Italy	Engineering, manufacturing and sales	100%	—%
New Business 33 S.p.A.(1)	Italy	Engineering, manufacturing and sales	100%	—%

Indirectly held through Ferrari S.p.A.
Ferrari North America, Inc.	USA	Importer and distributor	100%	—%
Ferrari Japan KK	Japan	Importer and distributor	100%	—%
Ferrari Australasia Pty Limited	Australia	Importer and distributor	100%	—%
Ferrari International Cars Trading (Shanghai) Co. L.t.d.	China	Importer and distributor	80%	20%
Ferrari (HK) Limited	Hong Kong	Importer and distributor	100%
Ferrari Far East Pte Limited	Singapore	Service company	100%	—%
Ferrari Management Consulting (Shanghai) Co. L.t.d.	China	Service company	100%	—%
Ferrari South West Europe S.a.r.l.	France	Service company	100%	—%
Ferrari Central Europe GmbH	Germany	Service company	100%	—%
G.S.A. S.A. in liquidation	Switzerland	Service company	100%	—%
Mugello Circuit S.p.A.	Italy	Racetrack management	100%	—%
Ferrari Financial Services, Inc.	USA	Financial services	100%	—%

Indirectly held through other Group entities
Ferrari Auto Securitization Transaction, LLC (2)	USA	Financial services	100%	—%
Ferrari Auto Securitization Transaction - Lease, LLC (2)	USA	Financial services	100%	—%
Ferrari Auto Securitization Transaction - Select, LLC (2)	USA	Financial services	100%	—%
Ferrari Financial Services Titling Trust (2)	USA	Financial services	100%	—%
Ferrari Lifestyle North America, Inc. (3) (4)	USA	Retail	100%	—%
______________________________
(1) New Business 33 S.p.A. was consolidated by the Group starting in 2022, which is when it started operational activities.
(2)    Shareholding held by Ferrari Financial Services, Inc.
(3)    Shareholding held by Ferrari North America, Inc.
(4)    Effective as of January 12, 2024, the company changed its name from 410 Park Display, Inc to Ferrari Lifestyle North America, Inc.